UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HEADWATERS INCORPORATED
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January 31, 2012

Dear Fellow Stockholder:

Headwaters Incorporated is holding its Annual Meeting of Stockholders on February 23, 2012 and you will have the opportunity to cast your vote on five proposals important to your investment.  Your Board of Directors unanimously recommends a vote in favor of the proposals made in the proxy filed on January 6, 2012. We thank you for your continued support and confidence in our Company and its management team.

Over the past few years the subject of executive compensation has come under scrutiny. Headwaters’ executive team and your Board feel strongly that the Company’s executive compensation plans and policies are designed around a “pay-for-performance” philosophy and in the best interests of our stockholders.

In fiscal 2011 Headwaters achieved major accomplishments that preserved stockholder value, while we operated better than our peers in several key metrics.

We accomplished the following:

•                        Refinanced our senior debt, reducing our interest rate from 11-3/8% to 7-5/8%, pushed out maturities to 2019, gaining five additional years for repayment. The refinancing helped to dramatically reduce Headwaters’ financial risk.

•                        Restructured and reduced operating costs in our Light Building Products division, reducing ongoing annual costs of the business by $14 million, improving Adjusted EBITDA in our December 2011 quarter by 71% compared to our December 2010 quarter. It was our strongest December quarter in three years.  Sold our ethanol business, and generated approximately $18.5 million in cash proceeds.

•                        Paid down approximately $24 million of our debt, reducing the high coupon debt by 52% and saving approximately $3.7 million in annual interest expense.

•                        Reduced our cash interest expense run rate by almost $10 million.

•                        Performed substantially better than our peer averages during 2011, with continuing operations gross margin of more than 25% (compared to a 17% average by peers), and Adjusted EBITDA margin of approximately 14% (compared to a 7% average by peers).

Your Board of Directors took steps during fiscal 2011 to strengthen its policies and practices regarding executive compensation:

•                        Eliminated tax gross-up benefits formerly included in 2006 change-in-control agreements involving five corporate executives.

•                        Reinforced stock ownership guidelines for NEOs and board members.

Headwaters Incorporated    10653 S. River Front Parkway, Ste 300, South Jordan, UT 84095    P 801.984.9400    F 801.984.9410

•                        Reviewed CEO compensation for alignment with stockholder return.

•                        Extended minimum performance period for corporate Long Term Initiatives (LTI) cash plan.

•                        Recalibrated the corporate LTI cash plan to improve alignment of payouts with performance.

•                        Implemented a financial restatement “clawback” policy.

•                        Conducted a risk analysis of executive compensation programs.

Headwaters’ executive compensation philosophy is built around three objectives: creating stockholder value through sustained financial performance, aligning interests of executives with stockholders, and attracting and retaining motivated and talented executives. In order to stay competitive, and align executive compensation with financial performance, Headwaters establishes executive compensation as follows:

•                  Base pay is established at the 50th percentile of its benchmark group.

•                  Annual bonuses are targeted at 50th percentile of annual total cash compensation of the benchmark and market data group (assuming target Company performance is achieved).

•                  LTI and retirement benefits are targeted at 50th percentile of general market.

Based on these metrics, and because Headwaters finished its fiscal year below the thresholds established for fiscal 2011, no long-term benefits were earned or short-term bonus payments were paid to our executives at year-end.  Our plans are appropriately tied to performance, and executive compensation tracks performance activities.

Headwaters’ stock hit its lowest trading price during calendar 2011 on October 4, dipping to $1.05 per share. Since then, the stock price has steadily improved. In recent weeks, the stock traded as high as $2.91 per share.  We are confident that the significant improvements the Company has implemented will be reflected in our bottom line and continue to support a higher stock price.

We enclose a courtesy copy of our 2011 proxy statement and our annual report. Based on the accomplishments Headwaters has made in preserving stockholder value in 2011, we ask that you vote in favor of the five proposals contained in the proxy.

Sincerely,

/s/ Kirk A. Benson
Kirk A. Benson
Chairman and CEO